Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Recro Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01	457(c) and 457(h)	2,330,726	$1.62	$3,775,776.12	0.0000927	$350.01
Total Offering Amounts					$3,775,776.12		350.01
Total Fee Offsets (4)							—
Net Fee Due							$350.01

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock, $0.01 par value per share (“Common Stock”), of Recro Pharma, Inc. (the “Registrant”) which become issuable under the Recro Pharma, Inc. 2018 Amended and Restated Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)

Represents 2,330,726 shares of Common Stock that were added to the shares authorized for issuance under the Plan on December 1, 2021 pursuant to an “evergreen” provision contained in the Plan. Pursuant to such provision in the Plan, on December 1 of each year, the Registrant’s board of directors may approve an increase to the number of shares authorized for issuance under the Plan of up to five percent (5%) of the issued and outstanding Common Stock of the Registrant.

(3)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the common stock on the Nasdaq Capital Market on February 25, 2022.

(4)	The Registrant does not have any fee offsets.